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                                                                     EXHIBIT 24

                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We consent to the incorporation by reference in the registration statements of Bell Atlantic Corporation on Form S-8 (File Nos. 33-10377 and 2-96246) of our report dated April 10, 1997 on our audits of the financial statements of the Bell Atlantic Savings Plan for Salaried Employees as of December 31, 1996 and 1995 and for the years then ended, and the accompanying schedule of investments as of December 31, 1996, which report is included in this Annual Report on Form 11-K, which is filed as Exhibit 99a to Form 10-K of Bell Atlantic Corporation for the year ended December 31, 1996.


Coopers & Lybrand L.L.P.

2400 Eleven Penn Center
Philadelphia, Pennsylvania
April 18, 1997